Exhibit 21.1

Sphere Entertainment Co.
Subsidiaries

ENTITY NAME	STATE/COUNTRY FORMED
Madison Square Garden Investments, LLC	DE
MSG Immersive Ventures, LLC	DE
MSG Las Vegas, LLC	DE
MSG LV Construction, LLC	DE
MSG Networks Inc.	DE
MSG Sphere Studios, LLC	DE
MSG TG, LLC	DE
MSG Ventures Holdings, LLC	DE
MSG Ventures, LLC	DE
MSGN Eden, LLC	DE
MSGN Enterprises, LLC	DE
MSGN Holdings, L.P.	DE
MSGN Interactive, LLC	DE
MSGN Publishing, LLC	DE
MSGN Songs, LLC	DE
Next Unknown, LLC	DE
Overtime Sports, Inc.	DE
Rainbow Garden Corp.	DE
Regional MSGN Holdings LLC	DE
Sphere Entertainment Co.	DE
Sphere Entertainment Group, LLC	DE
SportsChannel Associates	NY
Stratford Garden Development Limited	UK
Stratford Garden Property (UK) Limited	UK
Stratford Garden Property Holdings (UK) Limited	UK
TAO Group Holdings LLC	DE
The 31st Street Company, L.L.C.	DE
Walter Prod Co, LLC	DE